UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                  Commission File Number 0-20848

(Check One):  [   ] Form 10-K  [   ] Form 20-F  [   ] Form 11-K  [ X ] Form 10-Q
[   ] Form N-SAR

For Period Ended:  September 30, 2002
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[   ]  Transition Report on Form 10-K     [   ]  Transition Report of Form 10-Q
[   ]  Transition Report on Form 20-F     [   ]  Transition Report on Form N-SAR
[   ]  Transition Report on Form 11-K

For the Transition Period Ended:
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     READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                         -----------------------

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant: Universal Insurance Holdings, Inc.
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Former name if applicable:  Universal Heights, Inc.
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Address of principal executive office (street and number): 2875 N.E. 191st
Street, Suite 300
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City, state and zip code: Miami, Florida 33180
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                                     PART II
                             RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the


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     subject  quarterly  report or  transition  report on Form 10-Q,  or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


       Effective October 28, 2002, the Company engaged Blackman Kallick Bartelstein LLP as its new independent auditors. The Company requires additional time for its independent auditors to complete their review of the financial statements to be included in the Form 10-QSB for the period ended September 30, 2002. The Company fully expects to be able to file the Form 10-QSB on or before the fifth calendar day following the prescribed due date.


                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

James M. Lynch                         (305) 792-4200
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(Name)                                 (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                       Universal Insurance Holdings, Inc.
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                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  November 12, 2002                  By:  /s/ James M. Lynch
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                                               James M. Lynch
                                               Chief Financial Officer